Exhibit 10.2

SEVENTH AMENDMENT

TO THE

AMERICAN EXPRESS RETIREMENT RESTORATION PLAN

WHEREAS, pursuant to its delegation powers, the Compensation and Benefits Committee (the “CBC”) of the Board of Directors of American Express Company (the “Company”) has authorized the Senior Vice President Global Compensation & Benefits of the Company generally to take certain actions with respect to the American Express Retirement Restoration (the “Plan”) as he shall deem reasonably necessary or appropriate; and

WHEREAS, the undersigned Senior Vice President Global Compensation & Benefits deems it reasonably necessary and appropriate to amend the American Express Retirement Restoration Plan (the “Plan”) in order to permit the Company to make lump sum payments of certain de minimis amounts; and

THEREFORE, the Plan is hereby amended effective immediately as set forth below:

A new Section 8.9 is added to and made a part of the Plan to read as follows:

Section 8.9 De Minimis Lump Sum Payment. Notwithstanding the other provisions of the Plan, the Administrator may, in its sole discretion, make a mandatory lump sum pay-out of a Participant’s Account at any time, provided that such pay-out amount shall be in an amount equal to the lump sum value of such Account determined for the date of such pay-out; and further provided that such pay-out (1) accompanies the termination and liquidation of the Participant’s entire interest under the Plan and all similar arrangements that constitute an account balance plan under Section 1.409A-1(c)(2) of the Treasury Regulations; and (2) the payment is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code.

Dated: September 26, 2013	AMERICAN EXPRESS COMPANY

	By:	/s/ David Kasiarz
	Its:	SVP, Global Compensation & Benefits